Exhibit 10.19

Aspen Group, Inc.

224 West 30th Street, Suite 604

New York, New York 10001

April 16, 2016

Dear __________:

We are writing to you as the holder of warrants to purchase shares of Aspen Group, Inc. (the “Company”).  In order to increase shareholders’ equity and reduce our warrant derivative liability, we are offering certain of our warrant holders a reduced exercise price if they exercise their warrants now.  I have advised you that if you and one other person exercise their warrants on the same terms,  I will convert a $300,000 convertible note (with accrued interest) into common stock at a reduced exercise price of $0.19 per share, which is above market and your conversion price. If you exercise your warrants at any time through April 22, 2015 (the “Offer End Date”), the Company will reduce the exercise price of the warrants you hold to $0.155 per share.  You may exercise your warrants by signing below and e-mailing this executed letter to my attention (e-mail address provided below) by 5:00 p.m. on the Offer End Date.  The Company must receive your good funds (the wire instructions are attached as Exhibit A) and original warrant (sent to the address above) by 5:00 p.m. on April 25, 2015.

If you have any questions, please call me at (914) 906-9159 or e-mail me at michael.mathews@aspen.edu.

Sincerely yours,

Michael Mathews
Chief Executive Officer

I hereby agree to exercise all of my warrants as provided for above and acknowledge that In connection with my exercise, I am acquiring the shares of common stock for investment and without a view to resale in connection with a distribution.

:

By: __________________________________

      _____________________________________

Exhibit A

Wire Instructions

Warrant Schedule:

Warrant Holder	# of Warrants	Strike Price	Amount
		$0.155	$